Exhibit 3.8
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
 OF BY LAWS

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a resolution of the Board of Directors of Liberty Capital Asset Management, Inc. were duly adopted setting forth a proposed amendment of the By Laws of said corporation, the proposed amendment is as follows;

RESOLVED, that the By Laws of this corporation be amended by changing the Article I thereof numbered (1) Annual Meeting, so that as amended, said Article shall be and read as follows:

A meeting of the shareholders shall be held annually for the election of Directors and to transact business as may be determined by the Board of Directors.

RESOLVED that the By Laws of this corporation be amended by changing the Article III thereof numbered (5) President, so that as amended, said Article shall be and read as follows:

The President may be the Chief Executive Officer of the Corporation or someone other than the Chief Executive Officer shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall also preside at all meeting of the shareholders and the Board of Directors.

RESOLVED, that the By Laws of this corporation be amended by changing the Article V thereof numbered (2) Fiscal Year, so that as amended, said Article shall be and read as follows:

The fiscal year of the Corporation shall be the twelve months ending March 31st. or such other period as may be fixed by the Board of Directors.

IN WITNESS WHEREOF we do set our hands this 3rd day of November, 2008.

/s/ Michael A. Barron
Michael A. Barron, Director and CEO

/s/ Joseph Cosio Barron
Joseph Cosio Barron, Secretary and Director